Exhibit 10.6

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first set forth above.

ROTECH HEALTHCARE INC.

/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	CFO

Executive

/s/ Timothy C. Pigg
Timothy C. Pigg

State of Florida

County of Orange

Before me, a Notary Public, personally appeared Timothy C. Pigg, known to me to be the person whose name is subscribed hereto. Given under my hand and seal this 7th day of December, 2016.

Penny L Lohman

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties below have agreed to the terms of this Release.

ROTECH HEALTHCARE INC.		EXECUTIVE

/s/ Thomas J. Koenig		/s/ Timothy C. Pigg
Name:	Thomas J. Koenig	Timothy C. Pigg
Title:	CFO	Date Signed:	12/07/16

Date Signed:	12/07/16

State of Florida

County of Orange

 Before me, a Notary Public, personally appeared Timothy C. Pigg, known to me to be the person whose name is subscribed hereto. Given under my hand and seal this 7th day of December, 2016.

Notary Public (Seal)
Penny L Lohman
State of	Florida

Personally known        ☒           OR Produced Identification ☐

Type of Identification Produced:

Exhibit B-8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), is entered into as of November 30th, 2016, (the "Effective Date") by and between ROTECH HEALTHCARE INC., a Delaware corporation (the "Company"), and TIMOTHY C. PIGG (the "Executive").

WHEREAS, Executive currently serves as the Chief Executive Officer and President of the Company; and WHEREAS, the Company wishes to continue to employ Executive in such capacities, and Executive wishes to continue such employment, each upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the commencement and continuation of the Executive's employment with the Company on the terms and conditions expressed here, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings.

"Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

"Board" means the board of directors of the Company.

"Cause" means the Company shall have "Cause" to terminate Executive's employment upon any of the following: (i) the Board's determination of misconduct or mismanagement by Executive that threatens injury to the Company or that results in Executive's inability to substantially perform the duties of Executive's position; provided that, where the misconduct or mismanagement is susceptible of being cured and the threatened harm is susceptible of being avoided, termination shall not occur until after the Company provides Executive with five (5) calendar days prior written notice and, within such period, (a) Executive has failed to cure the misconduct or mismanagement and (b) the threatened injury has not been avoided; (ii) the Board's determination that Executive (a) intentionally failed in any material respect to carry out or comply with any lawful directive of the Board or Company consistent with the terms of this Agreement or (b) unintentionally failed in any material respect to carry out or comply with any lawful directive of the Board consistent with the terms of this Agreement and which caused injury to the Company (such does not include situations of poor decision making or exercise of ordinary business judgment in attempting to carry out or comply with the lawful directive of the Board); (iii) Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, or Executive's commission of any act constituting a felony or crime; (iv) Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's (or any of its Affiliates') premises or while performing Executive's duties and responsibilities under this Agreement; (v) Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates or in connection with Executive's employment; (vi) Executive's violation of the Company's harassment and discrimination policies, or Executive's breach of the confidentiality, non-

disparagement, or non-competition covenants to the Company or Executive's breach of the representation and warranty that Executive's employment with the Company as CEO and President is not in conflict with any agreement or obligation Executive already possesses; (vii) Executive's willful or prolonged, and unexcused absence from work (other than by reason of a physical or mental disability for which a leave of absence would be a reasonable accommodation).

"Company Group" means, collectively, the Company and its Subsidiaries and any successors thereto.

"Change in Control" means, whether in one or a series of related transactions, (i) the acquisition, directly or indirectly, by a Person or Persons (other than the Company or any of its Subsidiaries), of all or substantially all of the business or assets of the Company or all or a significant amount of the voting capital stock of the Company, whether by way of a negotiated purchase or otherwise in each case that results in the former equity holders of the Company, as of immediately prior to such transaction, beneficially owning, in the aggregate, less than 50.1% of the outstanding voting equity securities of the surviving or resulting corporation or entity from such transaction, or (ii) any merger, consolidation, reorganization, recapitalization, or restructuring, formation of a joint venture, partnership, or other business combination in each case pursuant to which all or substantially all of the business of the Company is acquired by or combined with that of another Person or Persons (other than the Company or any of its Subsidiaries).

"Good Reason" means Executive will have "Good Reason" to resign his employment within ninety (90) days following any of the following (i) the occurrence of a reduction in Executive's Annual Base Salary, whether through the annual review process or

otherwise, from the Annual Base Salary in effect in the prior year, other than as part of a generalized reduction in base salaries affecting other senior executives of the Company, (ii) a change in Executive's titles from Chief Executive Officer and President of the Company (or any successor entity of which the Company is a part or then comprised of the Company in part), whether prior to or following a Change of Control, or (iii) the material diminishment of Executive's responsibilities and duties for the Company (or any successor entity of which the Company is a part or then comprised of the Company in part), whether prior to or following a Change of Control and notwithstanding that Executive may still have the titles of Chief Executive Officer and President of the Company. Executive may only resign his employment for Good Reason within fifteen (15) days after he provides the Company with sixty (60) days prior written notice of his intent to resign for Good Reason and the Company has not cured the "breach" within such sixty (60)-day period; provided that if Executive has been asked to provide transitional assistance to the Company during a Transition Period under Section 2.4(j), it shall not be necessary for Executive to resign for the other provisions of this Agreement to be applicable if they are otherwise triggered by a Good Reason circumstance.

"Permanent Disability" means either Executive is, or in the good faith determination of the Board will likely be, unable to substantially perform, by reason of illness, accident, injury, physical or mental incapacity, or other disability, any of his essential duties or obligations under this Agreement for a period of ninety (90) consecutive days or for shorter periods aggregating 120 days during any period of twelve (12) consecutive months, regardless of whether such incapacity constitutes a disability as defined by any other standard.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated

organization, or a governmental entity or any department, agency or political subdivision thereof, and includes any person within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons shall be allocated a majority of partnership, association, or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

ARTICLE II

EMPLOYMENT

Section 2.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

Section 2.2 Position and Duties.

(a) Executive shall serve in the position of Chief Executive Officer and President of the Company. Executive shall have the typical duties, responsibilities and

authority of a Person serving in such capacities in an organization of similar size and structure as the Company, subject in each instance to the supervision, and direction of the Board or such Person(s) as the Board may designate. Executive shall report directly to the Board or to such other Person(s) as the Board may designate. The Executive's principal location for performing his duties for the Company shall be at the Company's headquarters in Florida, with the Company agreeing that Executive may commute from his residence in North Carolina and that he may from time to time perform his duties remotely from such residence, consistent with the Executive's current practice as of the Effective Date.

(b) Executive shall devote his best efforts and his exclusive, full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the performance of Executive's duties as President and Chief Executive Officer. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, loyal, trustworthy, businesslike, and efficient manner.

Section 2.3 Base Salary, Bonus, and Benefits.

(a) Base Salary. Executive's total annual base salary shall be $525,000 (as adjusted upward from time to time hereunder, the "Base Salary"). The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to ordinary and customary withholding. Executive's base salary shall be retroactive to January 1, 2016, and any compensation owed by the Company to Executive because of this retroactively increased salary shall be payable in one lump sum not later than the second regular payroll date after the Effective Date. Executive's Base Salary will be eligible for annual review and salary adjustment by the Board.

(b) Bonus Potential.

(i) Discretionary Bonus. For so long as Executive remains employed hereunder, Executive shall be eligible to receive an annual discretionary bonus ("Discretionary Bonus") ranging between 0 and 100% of Executive's then Base Salary. Payment of any Discretionary Bonus shall be entirely at the discretion of the Board, and based upon various factors including, but not limited, to the Executive's performance, as well as the Company's annual financial results, as reflected in its audited financial statements. The Discretionary Bonus (if any) will be determined and paid in the year following the year to which the Discretionary Bonus relates, at the time bonuses are paid to other Company executives but in no event later than 90 days after each fiscal year end.

(ii) Performance Bonus. In addition to the Discretionary Bonus, and for so long as Executive remains employed by the Company, Executive shall be eligible to receive, for each fiscal year commencing on or after January 1, 2017, an annual performance-based bonus ("Performance Bonus") based on the Company's performance against a set of financial or operational metrics (together, the "Performance Criteria") as determined by the Board after consultation and collaboration with the Company's executive management as follows:

Performance Level	Percentage of Performance Criteria Achieved	Performance Bonus Payable
Less than Threshold	<85%	$0
Threshold	85%	50% of Base Salary
Target	100%	75% of Base Salary
Maximum	≥ 125%	100% of Base Salary

The amount of the Performance Bonus shall be determined via straight-line interpolation in the case of performance level between Threshold and Target levels, and between Target and Maximum levels. The Performance Bonus (if any) will be determined and paid in the

year following the year to which the Performance Bonus relates, at the time bonuses are paid to other Company executives but in no event later than 30 days after receipt by the Company of its auditor's final signed report containing the results of the Company's performance (the "Final Auditor's Report") for such fiscal year.

(iii) Change of Control Bonus. Executive shall also be entitled to receive a bonus upon a Change of Control of the Company that occurs during his employment with the Company and the amount of such bonus (a "Change of Control Bonus") shall be equal to the value determined under the terms set forth in the attached Exhibit A, subject to a minimum Change of Control Bonus amount of $750,000. The Change of Control Bonus will be paid upon the closing of the Change of Control.

(c) Benefits. During the Employment Period, consistent with past custom and practice, Executive shall be entitled to participate in all of the Company's employee benefit programs and plans for which other senior executive employees of the Company participate, including for example, and if offered by the Company to senior executives, medical insurance, paid time off, and such other benefits as the Board may from time to time provide to senior level executives. Executive shall also be entitled to be reimbursed for his customary and reasonable expenses for commuting between Executive's residence in North Carolina and the Company's offices in Florida, consistent with Executive's current practice as of the Effective Date. The benefits described in this Section 2.3(c) above are collectively referred to herein as the Executive's "Benefits."

Section 2.4 Term; Termination; Severance.

(a) The period of Executive's employment under this Agreement shall continue indefinitely until terminated in accordance with the following. The Employment Period is subject to termination (i) by reason of Executive's death or Permanent Disability, (ii) by the Company at any time with or without Cause, subject to the definition of Cause above and the Severance provisions set forth below, (iii) by Executive for Good Reason, subject to the definition of Good Reason above and the Severance provisions set forth below, or (iv) upon Executive's resignation without Good Reason with 60-days' advance notice to the Company (which notice the Company may accept in its discretion by providing regular pay and benefits in lieu of continued active employment).

(b) If the Executive's employment is terminated by the Board for Cause or by Executive's voluntary resignation without Good Reason, the Executive shall be entitled to his Base Salary and Benefits up to the date of termination, but shall not be entitled to any further Base Salary or Benefits or any Bonus for the current fiscal year, or any future year, or to any severance compensation of any kind, nature, or amount.

(c) If the Executive's employment is terminated by reason of Permanent Disability, the Executive shall be entitled to his Base Salary and Benefits up to the date of termination, and shall be entitled to a portion of the Performance Bonus (if any) that Executive would otherwise have received under Section 2.3(b) but for the termination, determined pro rata for that portion of the calendar year in which Executive was employed through the date of termination of his employment. The pro rata portion of the Performance Bonus (if any) will be paid during the year following Executive's termination, at the time bonuses are determined and paid for other executives of the Company but in no event later than

30 days after receipt by the Company of the Final Auditor's Report for such fiscal year. The Executive shall not be entitled to any further Base Salary or Benefits or any Bonuses for that year or any future year, or to any severance compensation of any kind, nature, or amount.

(d) If the Executive's employment is terminated as a result of his death, in addition to any entitlements provided by law, the Company shall pay or cause to be paid to Executive's estate unpaid Base Salary, a pro rata portion of the Performance Bonus that Executive otherwise would have received for the year of Executive's death, and Benefits up to the date of such termination. In addition, the Company shall either (i) continue to provide healthcare insurance coverage to Executive's immediate family members until the sixty-fifth (65th) anniversary of Executive's birth, or (ii) pay to Executive's estate a lump sum cash payment equal to the cost of premiums to purchase healthcare coverage (other than through the Company) that is substantially comparable to that provided by the Company for the benefit of Executive's immediate family members at the time of his death, for the period from the date of Executive's death through the date on which he would have attained age 65 (the "Continuing Healthcare"). Other than the foregoing payments, Executive's estate shall not be entitled to any further Benefits or Bonuses for that year or any future year, or to any other severance compensation of any kind, nature, or amount.

(e) Subject to paragraph 2.4(f), if the Employment is terminated by the Board without Cause for a reason other than Executive's death or Permanent Disability or if he terminates his employment for Good Reason, Executive shall be entitled to (a) unpaid Base Salary and Benefits up to the date of such termination, (b) either (i) continued healthcare provided under the Company's healthcare plan for the Executive and the members of his immediate family until the Executive's sixty fifth (65th) birthday, or (ii) a lump sum cash

payment equal to the cost of premiums to purchase healthcare coverage (other than through the Company) that is substantially comparable to that provided by the Company for the benefit of Executive and his immediate family members, for the period from the date of Executive's termination of employment through the date of his sixty-fifth (65th) birthday, and (c) twelve (12) months of Executive's Base Salary (but not any Bonus during that twelve (12) month period) as severance, payable in accordance with 2.4(g) below. In addition, Executive shall be eligible to receive a portion of the Performance Bonus (if any) that Executive would otherwise have received under Section 2.3(b) but for the termination, determined pro rata for that portion of the calendar year in which Executive was employed through the date of termination of his employment. The pro rata portion of the Performance Bonus (if any) will be paid during the year following Executive's termination, at the time bonuses are determined and paid for other executives of the Company but in no event later than 30 days after receipt by the Company of the Final Auditor's Report for such fiscal year. Executive shall not be entitled to any further Base Salary, Benefits, or any then unpaid Discretionary Bonus and Performance Bonus for that year, any prior year, or any future year, or to any further compensation of any kind, nature, or amount except as herein provided.

(f) Executive agrees that Executive shall be entitled to the payments provided for in Section 2.4(e) subject to full compliance with the provisions of Sections 2.4 (i), 2.5, 2.6, and 2.7 hereof. The Company will be relieved of any obligation to make such payments during any portion of the severance period in which the Executive is in breach of any such obligation; provided that the Company will resume making such payments to Executive during the severance period at such time as the Board determines in good faith that any such breach has ceased or otherwise has been cured and any damage to the Company remedied. Furthermore, if

said breaches are cured and the damages to the Company have been remedied as set forth above in this Section, any payments that were withheld during the breach will be paid retroactively to the Executive.

(g) Any severance payments pursuant to Section 2.4(e) shall be made in installments on the payment dates on which Executive's Base Salary would otherwise have been paid if the Employment Period had continued (net of any withholding taxes). As of the date the Company has made the applicable bonus payments (if any) pursuant to and at the time provided in Section 2.4(e) and has made the final installment payment of severance and Continuing Healthcare, if any, the Company shall have no further obligation to pay Executive pursuant to this Section 2.4.

(h) Executive hereby agrees that no severance compensation of any kind, nature, or amount shall be payable to Executive in connection with Executive's termination, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any and all claims for any other severance compensation.

(i) Executive acknowledges and agrees that notwithstanding anything to the contrary set forth above, no severance payments or severance benefits shall be made to the Executive by the Company under Sections 2.4(e) unless, within sixty (60) days from the date of termination of Executive's Employment, Executive timely executes, delivers to the Company and does not revoke, a General Release in substantially the form attached hereto as Exhibit B, pursuant to which Executive releases and forever discharges the Company, its then current and all former parents, subsidiaries and affiliates, their respective predecessors and successors, and their respective officers, employees, agents, and directors, from all claims or actions of any kind arising on or before the date of termination. This general release and waiver shall include, but

shall not be limited to, all claims or actions arising out of, or relating in any way to the Executive's employment with the Company, including any claim for compensation, or any claim of discrimination under any state, federal or local law or regulation, including under the Age Discrimination in Employment Act of 1967, as amended, or any claim for wrongful termination, breach of contract, breach of any covenant of good faith and fair dealing, negligence or intentional infliction of emotional distress, misrepresentation or defamation, and every other constitutional, statutory, or common law claim of any variety whatsoever related in any way to Executive's employment with the Company or Executive's separation from employment with the Company. If Executive maintains or participates in any claim or action in any court or agency based wholly or primarily upon a claim or action Executive has released or waived under the Agreement the release and waiver contemplated by this Section 2.4(i), Executive agrees to pay all expenses and costs (including reasonable attorney's fees) incurred by the Company and those associated with the Company in defense of such claim or action. This release shall not be construed as a waiver of any rights executive has under any pension or other benefit plan maintained by the Company for its employees.

(j) Transitional Assistance Upon a Change of Control. If the Company undergoes a Change of Control and Executive is not named the Chief Executive Officer and President of the Company or its successor or is subsequently removed from such positions following such Change of Control, then, in addition to the other provisions applicable to a Change of Control and the Executive not being named to such positions, the Company may request Executive to provide, and the Executive hereby agrees in such event to so provide, certain transitional assistance for up to one (1) year thereafter (the "Transition Period"), during which time Executive shall be entitled to receive (i) his Base Salary for the pro rata portion of the

Transition Period during which Executive provides transitional assistance to the Company, and (ii) payment of a reasonably mutually agreed upon performance bonus, the amount of which shall be discussed and mutually agreed upon between Executive and the Company before the commencement of the Transition Period. Notwithstanding anything in this Agreement to the contrary, if the Company requests that Executive provide such transitional assistance during a Transition Period, it shall not be necessary for Executive to resign for Good Reason to be eligible to receive the severance payments contemplated by Section 2.4(e).

Section 2.5 Confidential Information. The Executive acknowledges that he will have access to certain confidential, non-public, and proprietary information, which includes, but is not limited to any information or knowledge obtained by the Executive during the course of his employment relating to the Company and any Affiliate's business, all current products of the Company, any future or proposed products or services and any descriptions or features of any of the foregoing, customer lists, customer files, personnel files, computer records, financial and marketing data, process descriptions, policies and procedures, research plans, training materials and job aids, payroll, and any information pertaining to business plans or methods of operation, past, present or future (the "Confidential Information"), concerning the Company and its respective officers, directors, shareholders, employees, agents and representatives and agrees that: (i) unless pursuant to prior written consent by the Board, the Executive shall not disclose any Confidential Information except as minimally necessary and appropriate and solely in the Company's best interests in the performance of Executive's duties or unless compelled by court order or subpoena, in which case Executive shall (A) immediately notify the Company of any such court order or subpoena in order to enable (and assist, if requested by) the Company to contest such court order or subpoena, (B) fully cooperate with any efforts by the Company to

limit the extent of such disclosure and (C) disclose only so much of such confidential information as is necessary to comply with such court order or subpoena; (ii) the Executive shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to or disclosure of the Confidential Information; (iii) the Executive shall not use the Confidential information in any way detrimental to the Company or any other member of the Company Group and shall use the Confidential Information for the exclusive purpose of effecting his duties of employment with the Company; and (iv) the Executive agrees that the Confidential Information obtained during his employment with the Company shall remain the exclusive property of the Company and any other member of the Company Group, and the Executive shall promptly return to the Company all material which incorporates, or is derived from all such Confidential Information immediately following the date of Executive's termination and retain no copy. It is hereby agreed that Confidential Information does not include information generally available and known to the public or obtained from a source not bound by a confidentiality agreement with any member of the Company Group.

Section 2.6 Inventions and Patents. The Executive hereby agrees that all inventions, innovations, or improvements ("Inventions") in each case conceived or made by him either in the course of his employment with the Company, through the use of Company equipment, supplies, facilities, trade secrets, or time, relating at the time of conception or reduction to practice to the Company's business or anticipated research or development or resulting from any work performed by Executive for the Company, belong to the Company, and Executive hereby assigns, transfers, and conveys all rights, titles, and interests of whatever kind and nature in such Inventions to the Company. The Executive will promptly disclose such inventions, innovations, or improvements to the Board and perform all actions reasonably

requested by the Board to establish and confirm such ownership by the Company. Inventions include any innovation or improvement in the method of conducting the business (including improvements, ideas and discoveries, whether patentable or not) of the Company.

Section 2.7 Noncompetition, Nonsolicitation, and Non-disparagement.

(a) The Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other Confidential Information of the Company, that his services will be of special, unique, and extraordinary value to the Company, and that he will owe fiduciary duties, including a duty of loyalty to the Company. Therefore, the Executive agrees that during the time he is employed by the Company, and for a period of one (1) year following Executive's employment with the Company, the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business anywhere within the United States which competes, directly or indirectly, with the business of the Company or any business in which the Company or any Affiliate has plans to engage; provided, that the Executive shall not be precluded from purchasing or holding publicly-traded securities of any such entity so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity. As used in this Section 2.7(a), the "business of the Company" shall include the provision of home medical equipment and related products and services, as such business may be expanded or altered by the Company during the term of this Agreement.

(b) During such time as Executive is employed by the Company and for a period of one (1) year following Executive's termination of employment with the Company, for any reason, the Executive shall not, directly or indirectly, solicit or attempt to

solicit to contract with or hire, or enter into a contract with, or hire (i) any employee or agent of the Company, or (ii) any supplier, customer, or referral source of the Company with whom the Company transacted business or about whom Executive learned confidential information during employment with the Company for the purpose of providing such customer with any product or service competitive with the Company.

(c) During such time as Executive is employed by the Company and following Executive's termination of employment with the Company, for any reason, Executive will not make any disparaging, derogatory, or defamatory remarks about the Company, or any of the Company's executives, officers, or directors, and Executive will not make any negative comments to the media or otherwise attempt to generate negative publicity about the Company or its executives, officers, or directors. This provision will not prevent or limit Executive from communicating with governmental agencies or the Board, from making use of the Company's formal complaint procedures and policies, or from engaging in other communications protected by law.

(d) The Executive agrees that (i) the covenants set forth in this Section 2.7 are reasonable in geographic scope, duration, and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(e) If, at the time of enforcement of this Section 2.7, a court shall hold that any portion is illegal, invalid, or unenforceable under the circumstances then existing, the parties agree that that the court shall have the authority to modify and reform such portion to the

minimum extent necessary to make it legal, valid, and enforceable, and the parties further agree mutually to request that the court make such modification and reformation.

(f) Executive agrees that the remedy at law for any breach by him of the restrictive covenants contained in Section 2.7 will be inadequate and impossible to ascertain. Therefore, in the event of a breach or threatened breach of such covenants, the Company, in addition to any other remedies it may have, shall have the right to enjoin Executive from any threatened or actual activities in violation of this Agreement. Furthermore, Executive agrees that in any action brought by the Company to enforce the restrictive covenants in Section 2.7 that Executive shall not assert as a defense thereto that the Company has breached this Agreement, agreeing instead to assert such claims, if any, in a separate lawsuit, such that any alleged breach of the Agreement by the Company shall not operate as a defense by the Executive to the Company's application for injunctive relief.

Section 2.8 Conflicts of Interest: Company Policy: During such time as Executive is employed by the Company, Executive will avoid conflicts of interest with respect to his duties, obligations, and loyalties to the Company, and Executive will comply with the Company's operational and personnel policies and procedures. Notwithstanding anything to the contrary contained in Section 2.7 or any other provision of this Agreement, the Company agrees that nothing in this Agreement shall prevent Executive, during or after his employment with the Company, from continuing to own and operate Sentry Drug #16 located in Lincolnton, North Carolina (which Executive currently owns in partnership with his brother), despite the fact that such drugstore sells durable medical equipment such as wheelchairs, walkers, and canes.

Section 2.9 Compliance with Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions and adverse tax consequences under Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalty sanctions or adverse tax consequences under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions and adverse tax consequences will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" as that term is defined for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) To the maximum extent permitted under Section 409A, the severance payments payable under this Agreement are intended to comply with the "short-term deferral exception" under Section 409A and any remaining amount is intended to comply with the "separation pay exception" under Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.

(c) Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year

following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE III

MISCELLANEOUS

Section 3.1 Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery, and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, consulting or service agreement, or noncompetition agreement with any other person or entity, (iii) in deciding to enter into this Agreement, the Executive has not relied upon any statement, representation, or promise that is not set forth expressly herein, and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein,

Section 3.2 Survival. Sections 2.4, 2.5, 2.6 and 2.7 and Sections 3.1 shall survive and continue in full force in accordance with their terms notwithstanding termination or discontinuation of the Executive's employment under this Agreement.

Section 3.3 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally

recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Rotech Healthcare Inc.
2600 Technology Drive,
Suite 300
Orlando, Florida 32804
Attention: Chief Legal Officer

To the Executive:

Timothy C. Pigg
4852 Lynwood Road
Sherrills Ford, NC 28673

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 3.5 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, relating to the Executive's employment with the Company, including that certain Employment Agreement between Executive and the Company that was dated to be effective retroactive to November 1, 2014.

Section 3.6 Successors and Assigns. Except as otherwise provided herein all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, the Company shall have the right to assign any and/or all of its rights and obligations under this Agreement (i) to one or more other members of the Company Group; provided, however that no such assignment by the Company shall relieve the Company of its obligations hereunder in the event that any such obligations are not satisfied by the other members of the Company Group and (ii) in connection with the sale of the Company, whether by merger, consolidation, reorganization, sale of all or substantially all of the Company's assets, or sale of a majority of the outstanding shares of the Company's stock, or otherwise.

Section 3.7 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen hereto by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

Section 3.8 Governing Law: Consent to Jurisdiction. All questions concerning the construction, validity, and interpretation of this Agreement and the exhibits and schedules hereto will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any dispute relating to or arising out of this Agreement or Executive's employment with the Company, the Company and Executive hereby consent and stipulate to personal jurisdiction and venue exclusively in the courts of the

State of Florida. The parties further agree that the venue for any judicial proceeding between them shall be exclusively in Orange County, Florida.

Section 3.9 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights, under this Agreement specifically, to recover damages caused by any actual or threatened breach or violation of any provision of this Agreement and to exercise all other rights existing in its favor.

Section 3.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 3.11 Amendment and Waiver . The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

[The remainder of this page intentionally left blank]

EXHIBIT "A"

BONUS AWARD

If the Transaction Value (defined below) is equal to the Threshold Amount, then the participant will receive a Change in Control Bonus in the amount of [$*] (the "Threshold CIC Payment"). If the Transaction Value is equal to the Target Amount, then the participant will receive a Change in Control Bonus in the amount of [$*] (the "Target CIC Payment"). If the Transaction Value is equal to or greater than the Maximum Amount, then the participant will receive a Change in Control Bonus in the amount of [$*] (the "Maximum CIC Payment") If the Transaction Value is greater than the Threshold Amount but less than the Target Amount, then the Threshold Payment shall be adjusted by linear interpolation. If the Transaction Value is greater than the Target Amount but less than the Maximum Amount, then the Target CIC Payment shall be adjusted by linear interpolation. "Threshold Amount" means [$*] million, "Target Amount" means [$*] million and "Maximum Amount" means [$*] million. If the Change in Control does not result from a Company Sale (as defined below), there will be no Change in Control Bonus payable pursuant to this Exhibit A (in which case Executive shall be entitled to only the minimum Change in Control Bonus of $750,000.

* Threshold Amount, Target Amount, and Maximum Amount above and the associated Change in Control Bonus amounts pertaining to each shall be determined by the Board prior to the execution of the definitive agreement, the consummation of which would result in a Company Sale.

"Transaction Value" shall mean the following, without duplication: (i) all cash (including escrowed amounts, and other withheld amounts) paid or payable to the Company and/or its equity holders (including holders of any of the Company's common stock and preferred stock, and in-the-money options and warrants) by the Purchaser(s) (defined below) in the Company Sale; (ii) the fair market value of all notes, securities and other property issued or delivered or to be issued or delivered to the Company and/or its equity holder(s) (including holders of any of the Company's common stock and preferred stock, options and warrants) by the Purchaser(s) in the Company Sale (but excluding any management or employee options or equity issuances or other similar interests newly granted or issued following the Company Sale other than those issued in exchange for any management or employee options, equity or other similar interests rolled as part of the Company Sale ("Excluded Securities")); (iii) all funded indebtedness for borrowed money of the Company (net of any cash or cash equivalents) and principal amount of all other non-trade debt-like liabilities of the Company and its subsidiaries, including, without limitation, all indebtedness, pension and other post-retirement liabilities and guarantees of the Company or its subsidiaries, in each case, outstanding as of immediately prior to the Company Sale or directly or indirectly assumed, refinanced or extinguished in connection with the Company Sale; (iv) the amount of all installment payments made to the Company's equity holder(s); (v) the total aggregate face value of any contingent payments, including without limitation in connection with an "earnout" or "contingent value rights" (whether or not related to future earnings or operations); (vi) the amount of any extraordinary dividends or distributions paid to the Company's equity holder(s) in connection with or contemplated by the Company Sale; and (vii) if the Company Sale takes the form of a merger, recapitalization, restructuring or similar transaction, the fair market value of equity securities (other than Excluded Securities) of the

Purchaser retained, directly or indirectly, by the Company's equity holder(s) upon consummation of such Company Sale (such securities and all other securities received by the Company's equity holder(s) being deemed to have been paid to such equity holder(s) in such Company Sale upon the issuance thereof). For purposes of computing Transaction Value hereunder, non-cash consideration shall be valued as follows: (a) publicly traded securities on a nationally recognized securities exchange shall be valued at the average of their closing prices (as reported in The Wall Street Journal or other reputable source reasonably designated by the Company if The Wall Street Journal does not publish such closing prices) for the five trading days prior to the closing of the Company Sale, and (b) subject to the other provisions of this paragraph, any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by us and the Company. For the avoidance of doubt, if the Purchaser or any of its affiliates owns shares of capital stock of the Company immediately prior to the Company Sale, for purposes of calculating Transaction Value, such Purchasers shall be deemed to be paid for such equity interest in the same amount and manner that other shareholders holding the same equity interest shall receive as consideration for such equity interests in such Company Sale. "Purchaser" means a person other than the Company any of its direct or indirect subsidiaries, including any "person" within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended

"Company Sale" means the first and only the first consummation of a transaction which involves (i) the acquisition, directly or indirectly, by an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof (each, a "person") or persons (other than the Company or any of its subsidiaries), of all or substantially all of the business or assets of the Company or all or a significant amount of the voting capital stock of the Company, whether negotiated purchase or otherwise, in each case that results in the equity holders of the Company as of immediately prior to such transaction beneficially owning, in the aggregate, less than 50.1% of the outstanding voting equity securities of the surviving or resulting corporation or entity from such transaction, or (ii) any merger, consolidation, reorganization, recapitalization, or restructuring, formation of a joint venture, partnership or other business combination in each case pursuant to which all or substantially all of the business of the Company is acquired by or combined with that of another person or persons (other than the Company or any of its subsidiaries).

EXHIBIT "B"

GENERAL RELEASE

This GENERAL RELEASE ("Release") is made and entered into by and between TIMOTHY C. PIGG ("Executive" or "you") and ROTECH HEALTHCARE INC. ("Rotech") acting for itself and all of its subsidiaries, affiliates, and assigns, and their respective successors, subsidiaries and affiliates, as well as their employees, officers, directors, representatives, agents, consultants, and attorneys (in both their professional and individual capacities) (all collectively referred to herein as the "Company"), pursuant to Executive's Employment Agreement with the Company (the "Agreement"). Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.

1. Termination of Employment. You acknowledge and agree that your termination from employment with the Company was effective ________________________ (the "Termination Date"), and that your execution of this Release is a condition of your entitlement under your Employment Agreement with the Company (the "Agreement") to receive severance pay and payment for healthcare benefits under the Agreement (and to receive additional severance as a result of or in connection with a Change in Control, if applicable). You further acknowledge and agree that effective upon your execution of this Release, your Agreement is null and void except for the post-employment obligations imposed upon you as stated in Sections 2.4, 2.5, 2.6, 2.7 and 3.1 of the Agreement, all of which expressly survive the Agreement and which are expressly reconfirmed by your signature below. The Termination Date was the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except, if applicable to the extent of Continuing Healthcare. You agree that after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of the Company for any purpose.

2. Company's Payments. By signing this Release, you acknowledge that you were previously compensated fully for all services you provided to the Company through the Termination Date, including any Base Salary and Benefits (as those terms are defined in the Agreement) you earned but were not yet paid as of the Termination Date and including reimbursement in full for any and all reimbursable expenses you incurred on behalf of the Company. In addition, as consideration for executing (and not revoking) this Release and faithfully abiding by its terms, the Company will pay you as severance, twelve months of Base Salary, less deductions, measured as of the Termination Date (the "Severance Payment"). The Severance Payment shall be made in installments on the payment dates on which Executive's Base Salary would otherwise have been paid if the Employment Period had continue (net of any withholding taxes). Additionally, the Company will provide the Continuing Healthcare. You hereby acknowledge that the Severance Payment which will be made to you constitutes gross compensation to you that will be subject to and reduced by all applicable FICA, federal, and state (if any) withholding tax, and all other deductions required by law or to which you agree, and which will be reported to the Internal Revenue Service ("IRS") on an IRS Form W-2. You further agree to indemnify and hold the Company harmless from any and all tax liability it may incur as a result of its payment on your behalf of the cost of the Continuing Healthcare as noted above.

3. No Admission of Liability. By entering into this Release, the Company does not admit or acknowledge that any conduct of the Company or any of its officers, directors, consultants, employees, agents or attorneys were in any way improper, wrongful, or unlawful. This Release does not constitute and shall not be construed as an admission by the Company of any liability or wrongdoing, or as a violation of any federal, state or local law, regulation or ordinance and, to the contrary, any such interpretation is specifically denied. You agree that neither this Release nor the furnishing of any of the consideration paid under this Release shall he deemed or construed at any time for any purpose as an admission by Company of any liability, unlawful conduct or violation of any laws identified in paragraph 7 hereof. This Release shall be inadmissible in any proceeding (judicial, administrative or otherwise) except in a proceeding to enforce the terms and conditions of this Release.

4. Executive Acknowledges Full Payment. You acknowledge that the Severance Payment and any health insurance coverage or payments constitute full and final payment of all amounts due by the Company to you under the Agreement and this Release or for any other reason, including, but not limited to, any amounts you otherwise may claim for wages, PTO, commissions, bonuses, under the Agreement or otherwise. You agree that, aside from the payments and benefits provided for herein, no further payments or benefits are due to you or shall be provided to you by the Company. You further acknowledge that the Severance Payment exceeds any payment, benefit, or tither thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company. You further agree to pay all federal and state taxes which are required by law to be paid with respect to the Severance Payment made on your behalf. You further agree the Company has made no representation to you upon which you have relied concerning the tax consequences of any of the payments to be made under this Release. You further agree that you were advised to consult with a tax professional with respect to all such tax consequences. You also agree to indemnify and hold the Company harmless from any interest, taxes, assessments, penalties, attorney's fees and/or costs the Company may at any time incur for any reason resulting from any demand, suit or proceeding brought against the Company by any entity, insurer, company, business or person, governmental agency or otherwise, as a result of the non-payment of taxes on any amounts paid to you or your attorney under the terms of this 'Release.

5. Confidentiality. You represent and agree to keep the terms, existence of conditions, and amounts of money received by you under this Release, including the fact that the parties entered into this Release, confidential, and represent and agree that you have not and will not hereafter disclose voluntarily arty information concerning the subject matter or existence of this Release to anyone except your spouse, attorneys; accountants, medical, and financial advisors; provided, however, that before any such disclosure is made, the immediate family members, legal counsel, accountants, medical, and financial advisors to whom such disclosure is to be made, first agree to keep said information confidential and not to further disclose it.

6. Non-Disparagement; References. You represent and agree that you have not and will not make any oral, written or electronic statements or communications that disparage the Company, its officers, directors, consultants, employees, attorneys and agents, either professionally or personally, or that otherwise impugn or are reasonably likely to impugn the reputation of the Company, its officers, directors, employees, attorneys and agents. You agree to direct all future reference inquiries from prospective employers to the attention of the Chief

Human Resources Officer of the Company. The Company will respond to reference inquiries by providing information which is consistent with the policy of the Company in effect on the date of such inquiry. You further acknowledge that today the Company's policy is to confirm dates of employment and position held.

7. Release. In consideration for the Severance Payment and other good and valuable consideration, the sufficiency of which you acknowledge, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and its successors, subsidiaries, affiliates, employee benefits plans, as well as the past, present and future employees, officers, directors, stockholders, consultants, representatives, agents, and attorneys of the Company, both in their professional and individual capacities (collectively referred to herein as "Releasees") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, direct or indirect, which you ever had, now have, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Release.

(a) Without limiting the generality of the foregoing, this Release is intended to and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Releasees arising out of your employment and/or your termination from that employment including, but not limited to: (i) any claim arising out of or relating to the Agreement or the termination of the Agreement, (ii) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the "ADEA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Releasees subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (iii) any claim under the applicable state and local laws including the Florida Civil Rights Act of 1992, the Florida Equal Pay Law, the Florida AIDS Act, the Florida Sickle-Cell Trait Discrimination Law, any state whistleblower statute, any state law prohibiting retaliation for filing a workers' compensation claim, the Florida Work Hour Law, the Florida Minimum Wage Act, and any other Florida law, rule or regulation; (iv) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, and/or the termination of such employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (v) any claim for attorneys' fees, costs, disbursements and/or the like.

(b) You warrant and represent that you know of no factual or legal basis for, and you have not initiated, and to the extent allowed by law you agree you will not initiate, any claims under the federal False Claims Act, the Anti-Kickback Statute, the Stark Act, the Florida Private Whistleblower Act, or any other federal, state, or local statute, code, rule, regulation, or common law theory including these enforced by the United States Department of Justice, the Federal Bureau of Investigation, the United

States Office of Inspector General, the United States Department of Health and Human Services, the Department of Veteran's Affairs, the United States Department of Labor, the U.S. Securities and Exchange Commission, the Florida Attorney General's office or any other federal or state administrative, regulatory, investigative or governmental agency. You warrant and represent that you have not filed any charge, filing, arbitration demand, and/or lawsuit or other legal action against Rotech, the Company, or any of the Releasees, and you further represent, agree, and covenant, to the fullest extent permitted by law, never in the future to institute, directly or indirectly, any action or proceeding of any kind against Rotech, the Company, any Rotech employee benefits plan, or any of the Releasees. You acknowledge that the warranties and representations made in this Section 7(b) constitute a material inducement for Company to enter into this Release, without which Company would not have agreed to enter into this Release. You agree that if you breach the foregoing representations and warranties, the Company will incur damages, but the amount of damages to the Company would be very difficult to ascertain. Accordingly, the parties agree that as liquidated damages and not as a penalty, the Company will be entitled to the immediate return of all monies paid hereunder in the event you violate this provision. The Company expressly reserves its right to seek any other remedies at law or equity for breach of this provision.

(c) This Release does not include any claim which, as a matter of law, cannot be released by private Release, such as claims for unemployment compensation and workers compensation.

8. Waiver of Relief. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Section 7 and its subparts. Therefore you agree that you will not accept any award or settlement from any source or proceeding with respect to (a) any claim or cause of action waived in this Release, and (b) any cause of action with respect to any claim that cannot be released by private Release, in each case including but not limited to any proceeding or claim brought on your behalf or pursuant to which you would benefit, either individually, or as part of a collective action, by any other person or by any government agency. Notwithstanding anything herein to the contrary, nothing in this Release shall preclude you from responding to a validly issued subpoena or other legal process, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any other action that otherwise is required or permitted under law; provided, that if you do provide information to a governmental agency, you hereby agree that you will keep the terms of this Release confidential as agreed in Section 5, and you will additionally use your best efforts to preserve the confidential nature of any Confidential Information and will seek a protective order that would maintain the confidentiality of any Confidential Information being requested by, and that you are required to disclose to, such governmental agency as well as all information you have agreed to keep confidential in Section 5 of this Release. You further agree to inform Rotech within five (5) days of your receipt of any subpoena or legal process concerning your employment at Rotech and to permit and cooperate with the Company should it seek to quash, limit or otherwise respond to such subpoena or process.

9. Executive's Representation and Warranty. You previously signed an acknowledgement that you received, read, understood and will abide by the Rotech Code of Conduct. You hereby represent and warrant that during your employment with Rotech, you fully complied with such Code of Conduct and adhered to all local, state and federal laws, rules, and regulations governing Rotech or pertaining to Medicare or other federally funded health care programs. You further represent and warrant that you (a) have no knowledge of violations of any federal, state, or local law, rules, or regulations which you have not previously reported to the Corporate Compliance Department, and (b) have not received notice of a pending charge, complaint or case filed against you by any administrative, regulatory, investigative or governmental agency or body relating to your conduct as an employee or officer of Rotech. You agree that if you breach the foregoing representation and warranty, Rotech will incur damages, but the amount of damages to Rotech would be very difficult to ascertain. Accordingly, the parties agree that as liquidated damages and not as a penalty, Rotech will be entitled to the return of all monies paid hereunder in the event you breach this provision.

10. Continuing Obligations and Limitations. The following obligations and limitations contained in the Agreement in Sections 2.5 (Confidential Information), 2.6 (Inventions and Patents), 2.7 (Noncompetition, Nonsolicitation, and Non-disparagement), and 3.1 (Executive's Representations) will apply fully and in all respects, following the cessation of your employment.

11. Cooperation. You hereby agree:

(a) To make yourself reasonably available to respond to all reasonable inquiries by the Company, its management employees, agents, attorneys, representatives and advisors regardllig all matters associated with your employment and/or duties at Rotech. The Company will reimburse you for any reasonable and necessary expenses you incur in fulfilling this obligation.

(b) To truthfully answer to the best of your knowledge all questions posed by Company regarding regulatory compliance at Rotech (or at any related entity), or any related subject, in the Company's discretion, although you shall not be permitted to waive the attorney client privilege to the extent it is applicable. Rotech agrees that your attorney may be present for any such meetings.

(c) To make yourself available without the requirement of being subpoenaed to confer with Company's counsel at reasonable times and locations (including the Company's offices) and upon reasonable notice concerning any knowledge you had or may have with respect to actual and/or potential disputes involving the Company that pertain to the activities of the Company during your period of employment and/or about which you possesses personal knowledge.

(d) At the Company's request, to submit to depositions and/or testimony and/or participate in investigations by any government agency in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes or issues that pertain to the activities of the Company during your employment and/or about which you possess personal knowledge.

The Company will reimburse you for any reasonable and necessary expenses) but incur in fulfilling this obligation.

12. Voluntary Release. You acknowledge that you: (a) have carefully read this Release in its entirety; (b) have had twenty-one (21) days to consider its terms and decide whether to accept its terms in accordance with the Older Workers Benefit Protection Act; (c) have the right and have been given the opportunity to consult with an attorney of your choice before signing this Release; (d) fully understand the significance of all of the terms and conditions of this Release and have discussed them with independent legal counsel; (e) have had answered to your satisfaction any questions that you have asked with regard to the meaning and significance of any of the provisions of this Release; (f) are signing this Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein; and (g) have the absolute right to revoke the Agreement within seven (7) days of signing it as more fully set forth in Paragraph 13 below.

13. Acceptance. You may accept this Release by signing it and returning it to the Company's Chief Human Resources Officer, 2600 Technology Drive, Suite 300, Orlando, Florida 32804, or his or her designee, within twenty-one (21) days after your receipt of the Release. If you elect to sign and accept this Release, you will have seven (7) days after the date you sign it to revoke your decision (the "Revocation Period"). If the last day of the Revocation Period falls on a Saturday, Sunday or a legal holiday, then the last day of the Revocation Period will be deemed to be the next business day. You may exercise your right to revoke your decision by sending a written notice of revocation to the Chief Human Resources Officer, or his or her designee, by first class or certified mail (or by facsimile to (407) 297-6706, with the written original mailed by no later than the last day of the Revocation Period) by no later than the last day of the Revocation Period. Provided you do not revoke this Release, this Release will become effective on the day after the last day of the Revocation Period (the "Effective Date" of this Release). If you exercise your right to revoke, you will not be eligible to receive any payments or benefits under this Release in connection with your termination of employment. If you do not revoke this Release within the Revocation Period, then this Release will be final and binding on expiration of the Revocation Period, and thereafter you and Company will be bound fully by its terms. You agree that if, after the expiration of the seven (7) day revocation period, you have decided not to revoke this Release, as a precondition to delivery of the payments to be made hereunder, you will affirmatively state in writing to Rotech that you have decided not to revoke the Release and you will be bound by its terms and conditions.

14. Executive Acknowledgement. You represent and agree that your execution of this Release is a completely voluntary act on your part and, in executing this Release, you do not and have not relied on any representations or statements made by or on behalf of Company regarding the subject matter, basis, or effect of this Release. You further represent and agree that you relied entirely upon your own judgment and that of your attorneys, if any, in assessing your legal rights and deciding to execute this Release. You agree that no fact, evidence, event or transaction currently unknown to you but which might hereafter become known you shall affect in any way the final and unconditional nature of this Release.

15. Entire Release. This Release sets forth the entire Release between the parties with respect to the subject matter hereof. No revision or modification hereof shall be binding unless the same is in writing and signed by both parties.

16. Choice of Law and Venue. The terms and conditions of this Release shall be interpreted pursuant to the laws of the State of Florida. Should either party file an action related to this Release the parties agree that the exclusive venue for such action shall be either the Ninth Judicial Circuit Court in and for Orange County, Florida or the United States District Court for the Middle District of Florida, Orlando Division.

17. Severability. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall be fully valid and enforceable.

18. Successors and Assigns. This Release will inure to the benefit of, and may be enforced by, any successors or assigns of Rotech.

19. Rehire Waiver. You acknowledge that because of circumstances unique to you, including but not limited to irreconcilable differences with the Company, you are not eligible to hold any position with Company now or in the future. You therefore agree not to apply, reapply, seek, accept, or enter into an employment or independent contractor arrangement with Company, and you expressly waive any right of rehire. You also agree not to come onto the Company's property without the express, written permission of the Company's Chief Human Resources Officer.